UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2007

VONAGE HOLDINGS CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32887	11-3547680
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23 Main Street, Holmdel, NJ	07733
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (732) 528-2600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 7, 2007, Vonage Holdings Corp. (the “Company”) and Sprint Communications Company L.P. (“Sprint”) entered into a Binding Memorandum of Understanding (the “MOU”) pursuant to which the parties agreed to settle their ongoing patent dispute and agreed to enter into a licensing arrangement under Sprint’s Voice over Packet (“VoP”) patent portfolio. The MOU provides that the Company shall pay Sprint the following:

•	$5 million as a prepayment for telecommunications services to be purchased from Sprint by the Company;

•	$35 million for a license for past use; and

•	$40 million for a fully paid-up future license.

The Company is obligated to pay Sprint the aggregate amount of $80 million within 10 business days of the execution of the MOU.

Cross-License

The MOU further provides that the Company will receive a non-exclusive, fully-paid, non-refundable, non-transferable (except as provided for in the MOU) license in the United States to all of Sprint’s patents in its VoP patent portfolio in a field of use covering (i) voice over internet protocol (“VoIP”) services in which the user accesses the Company’s VoIP network over a data connection, (ii) related network architectures, and (iii) related customer equipment. Sprint shall obtain, pursuant to the terms of the MOU, a license to all of the Company’s patents issued in the future for voice over packet technology, which license will expire when Sprint’s license to the Company or its successors is terminated.

Subsequent Settlement

The MOU also provides that in the event that the Company enters into a patent license agreement or other settlement agreement (the “Settlement Agreement”) in its ongoing patent infringement litigation with Verizon Services Corp., Verizon Laboratories Inc., and Verizon Communications, Inc., then Sprint, at its option, may elect to accept the terms and conditions of the Settlement Agreement in lieu of the terms and conditions of the MOU (the “Election Provision”). However, Sprint shall not be entitled to the financial terms of the Settlement Agreement for any funds paid to Verizon after the one-year period following the execution of the MOU, and the Election Provision will not apply to the extent that there are objective material adverse changes in the Verizon litigation.

Transferability

The MOU includes certain restrictions on the transferability of the license granted by Sprint to the Company. If the Company is acquired by AT&T or Verizon or any successor thereto (a “Limited Transferee”), then the acquiring company shall only obtain a license for 43 identified patents in Sprint’s VoP patent portfolio, which includes those patents that were the

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subject of the Company’s litigation with Sprint. Furthermore, the license to any Limited Transferee would only cover the Company’s existing customer base (as adjusted for the Company’s historical growth rate) and would terminate if the Limited Transferee asserts any patent against Sprint, its affiliates or certain Sprint strategic partners as defined in the MOU.

If the Company is acquired by an entity that is not a Limited Transferee, then the acquiring company would obtain a license for all of the Sprint patents within its VoP portfolio for its existing customer base as adjusted for the Company’s historical growth rate. However, if the acquiring company is an entity that, at the time of acquisition, has VoP customers falling within the field of use that represent less than 10% of the Company’s VoP customers within the field of use, the license would cover the entire customer base of the combined entity. Unless Sprint has first filed a patent infringement suit against the acquiring company, the acquiring company’s license terminates if it or any affiliated entity asserts a patent infringement action against Sprint, its affiliates and certain Sprint strategic partners as defined in the MOU.

The MOU contains additional restrictions on transfer, including restrictions on subsequent transfers by acquiring parties and transfers to parties against whom Sprint has filed in good faith (and not as a blocking tactic) a patent infringement suit relating to VoP technology prior to any such acquisition.

Covenant Not to Sue

Pursuant to the terms of the MOU, each party agreed not to assert infringement against the other party for any party’s current commercial business activities as of the date of the MOU or previously provided commercial business activities. The Company also agreed not to assert any other infringement action against Sprint unless Sprint first files a patent infringement claim against the Company for activities not licensed or not covered by the MOU. The covenants not to sue are non-transferable.

Definitive Agreement

The parties have agreed to execute definitive agreements within 20 days of the execution of the MOU. If the parties cannot agree to a definitive agreement, they shall submit their dispute to the mediation and arbitration process set forth in the MOU.

Termination

The MOU terminates on May 5, 2014.

The description of the MOU contained herein is qualified in its entirety by the complete text of the agreement.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VONAGE HOLDINGS CORP.

Date: October 12, 2007	By:	/s/ John S. Rego
John S. Rego
Executive Vice President, Chief Financial Officer and Treasurer

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